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                                                                   Exhibit 10.82

                         EXECUTIVE EMPLOYMENT AGREEMENT
                         ------------------------------

          THIS EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement") is made as of September 1, 2003 by and between G. Robert Thompson ("Executive"), and Nexstar Broadcasting Group, Inc., a Delaware corporation (the "Company").

          Since May 13, 2002, Executive has been employed as Executive Vice President and Chief Financial Officer of the Company. The Company desires to continue to employ Executive as Executive Vice President and Chief Financial Officer, and Executive desires to continue such employment by the Company in such capacity on the terms and conditions set forth in this Agreement.

          In consideration of the mutual promises set forth herein and the mutual benefits to be derived from this Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:

          1. Positions and Duties. Subject to the terms and conditions of this Agreement, during the term of this Agreement, the Company will employ Executive. Effective on and as of the date of this agreement, Executive will serve as Executive Vice President and Chief Financial Officer of the Company and Nexstar Broadcasting Group, L.L.C. ("Holdings"). Additionally, the Company shall cause Executive to be elected Executive Vice President and Chief Financial Officer of Holdings and any of their wholly-owned direct and indirect subsidiaries, including any subsidiary which is the holder of any Federal Communications Commission license to operate television, radio or other broadcast properties. In such position, Executive will perform such duties of a managerial nature as are assigned to him from time to time by the Company's chief executive officer (the "CEO") and/or its board of directors or sole member (the "Board"). Executive will devote his best efforts to his employment with the Company and will devote substantially all of his business time and attention to the performance of his duties under this Agreement; provided that the foregoing will not preclude Executive from devoting reasonable time to the supervision of his personal investments, civic and charitable affairs, so long as such activities do not materially interfere with the performance of Executive's duties hereunder.

          2. Term of Employment. Unless terminated earlier as provided in Paragraph 3, the Company's employment of Executive under this Agreement will continue until May 12, 2007, provided, however, that the term of employment under this Agreement will be automatically renewed for successive one-year periods (the first of which will commence on May 13, 2007) unless, at least ninety (90) days prior to the end of the then current term of employment under this Agreement, Executive or the Company gives written notice to the other of the notifying party's intent not to renew the term of employment under this Agreement as of the end of the then current term.


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          3. Termination. The Company's employment of Executive under this
Agreement will terminate prior to the end of the term specified in Paragraph 2 only under the following circumstances:

          (a) Death. Executive's death, in which case Executive's employment will terminate on the date of death;

          (b) Disability. If Executive's illness, physical or mental disability or other incapacity results in Executive's inability to perform, with or without reasonable accommodation (as defined under the Americans with Disabilities Act), Executive's duties under this Agreement for any period of six (6) consecutive months, and within thirty (30) days after written notice of termination is given by the Company to Executive (which may occur before or after the end of such six-month period), Executive does not return to the performance of Executive's duties hereunder on a full-time basis, then the Company may terminate Executive's employment hereunder effective on or after the later of (i) the expiration of such six-month period or (ii) the thirty-first (31st) day following the giving by the Company of such written notice of termination;

          (c) Consolidation, Merger or Comparable Transaction. In the event that the Company or Holdings consolidates with or merges with and into any other person, effects a share exchange, enters into a comparable capital transaction or has any or all of its equity securities sold to one or more third parties, in each case such that a person (other than an affiliate of ABRY Partners, LLC ("ABRY")) becomes the beneficial owner of a majority of the voting power represented by the securities of the Company or Holdings (treating any such person and the affiliates of such person as being one and the same person), or if the Company or Holdings sells all or substantially all of its consolidated assets, then Executive's employment may, by written notice of termination, be terminated by the Company or Executive simultaneously with the consummation of such consolidation, merger, share exchange, asset sale, stock sale or comparable transaction (for avoidance of doubt, this paragraph 3(c) does not apply to the merger between the Company and Holdings);

          (d) Termination by the Company for Cause. The Company may terminate Executive's employment at any time for Cause, such termination to be effective as of the date stated in a written notice of termination delivered by the CEO to Executive. Any termination pursuant to this Paragraph 3(d) will not also be deemed to be a termination pursuant to Paragraph 3(e). For the purposes of this Agreement, "Cause" is defined to mean any of the following activities by Executive: (i) the conviction of Executive for a felony or a crime involving moral turpitude or the commission of any act involving dishonesty, disloyalty or fraud with respect to the Company or any of its subsidiaries or affiliates, in each instance which has caused or is reasonably likely to cause material harm to the Company; (ii) substantial repeated failure to perform duties which are reasonably directed by the CEO or the Board and which are consistent with the terms of this Agreement and the position specified in Paragraph 1;
     (iii) gross negligence or willful misconduct with respect to the Company or any of its subsidiaries or affiliates, in each instance which has caused or is reasonably likely to cause material harm to the Company;

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     or (iv) any other material breach by Executive of a material provision of this Agreement, which is not cured within thirty (30) days after written notice thereof to Executive;

          (e) Termination by the Company Other Than for Cause. The Company may terminate Executive's employment for any reason or for no reason upon thirty (30) days prior written notice to Executive, subject to payment of the termination payments specified in Paragraph 6. Such termination will be effective as of the date stated in a written notice of termination delivered by the CEO to Executive;

          (f) Termination by Executive With Good Reason. Executive may terminate his employment hereunder at any time for Good Reason, such termination to be effective as of the date stated in a written notice of termination delivered by Executive to the Company (or such earlier date after the delivery of such notice as the Company may elect). For purposes of this Agreement, "Good Reason" will mean (i) a material reduction in the duties or position of Executive, or (ii) a material breach by the Company of a material provision of this Agreement which adversely affects Executive and which has not been cured by the breaching entity within thirty (30) days after Executive gives written notice of noncompliance to such entity;

          (g) Termination by Executive Without Good Reason. Executive may terminate his employment hereunder for any reason or for no reason upon thirty (30) days prior written notice to the Company. Such termination will be effective as of the date stated in a written notice of termination delivered by Executive to the Company (or such earlier date after the delivery of such notice as the Company may elect); or

          (h) Retirement. The Company may require Executive to retire upon attaining age 65 if such action does not violate applicable law; such action will not be treated as a termination by the Company pursuant to Paragraph 3(d) or 3(e).

In no event will the termination of Executive's employment affect the rights and obligations of the parties set forth in this Agreement, except as expressly set forth herein. Any termination of Executive's employment pursuant to this Paragraph 3 will be deemed to include a resignation by Executive of all positions with the Company and Holdings and its subsidiaries and affiliates.

          4. Compensation.

          (a) Base Salary. During the term of this Agreement, Executive will be entitled to receive a base salary ("Base Salary") at the annual rate specified below:

           Period                                                Base Salary
           ------                                                -----------
           From September 1, 2003 through August 31, 2004 .......$225,000
           From September 1, 2004 through August 31, 2005 .......$235,000
           From September 1, 2005 through August 31, 2006 .......$240,000
           From September 1, 2006 and thereafter ................$250,000

          (b) Bonus. After the end of each Company fiscal year during the term of this Agreement, Executive will be entitled to receive an annual bonus (the "Bonus"), in an amount, if any, up to the amount specified below (or in excess of such amount, as the

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     CEO may determine is appropriate in his sole discretion), pro-rated for any partial fiscal year during which Executive is employed by the Company pursuant to this Agreement, to be determined by the CEO based on, among other things, whether the Executive has achieved the personal goals established for the Executive by the CEO for such fiscal year:

            After the 2003 fiscal year ...........................$35,000
            After the 2004 fiscal year ...........................$40,000
            After the 2005 fiscal year ...........................$45,000
            After the 2006 fiscal year and each
             subsequent fiscal year ..............................$50,000

          (c) Payment. Executive's Base Salary will be paid ratably during each 12-month period under this Agreement on a basis consistent with other Company executives. The Bonus provided in Paragraph 4(b), if granted by the CEO, will be paid in a single payment within thirty (30) days after the independent certified public accountants regularly employed by the Company have made available to the Company the Company's audited financial statements for the appropriate fiscal year. All payments under this Agreement will be subject to withholding or deduction by reason of the Federal Insurance Contribution Act, Federal income tax, state income tax and all other applicable laws and regulations.

          5. Fringe Benefits.

          (a) During the term of this Agreement, Executive will be entitled to receive, at the Company's expense, medical and other insurance coverage and paid vacation as described in the Company's employee handbook.

          (b) During the term of this Agreement, the Company will reimburse Executive for all approved business expenses which Executive incurs on the Company's behalf, upon presentation of appropriate documentation.

          6. Termination Payments. Executive (or Executive's estate pursuant to Paragraph 6(a)) will be entitled to receive the following payments upon termination of Executive's employment hereunder:

          (a) In the event of the termination of Executive's employment pursuant to any of the following provisions:

              Paragraph 3(a)                 [Death]
              Paragraph 3(b)                 [Disability]
              Paragraph 3(d)                 [By the Company For Cause]
              Paragraph 3(g)                 [By Executive Without Good Reason]
              Paragraph 3(h)                 [Retirement]

     the Company will pay to Executive (or Executive's estate, as the case may be) as soon as practicable following such termination all accrued and unpaid Base Salary as of the date of termination as provided in Paragraph 4 and an amount (calculated at the rate of the Base Salary in effect on such date) in respect of all accrued but unutilized vacation time as of such date.

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          (b) In the event of termination of Executive's employment pursuant to any of the following provisions:

              Paragraph 3(c)            [Consolidation, Merger or Comparable
                                        Transaction]
              Paragraph 3(e)            [By the Company Other Than For Cause]
              Paragraph 3(f)            [Good Reason]

     the Company will pay Executive the amounts described in Paragraph 6(a) and will continue to pay the Base Salary which otherwise would be due to Executive for a period of twelve (12) months after the date of such termination. For such period, the Company will also continue to provide coverage (at the Company's expense) under any medical insurance plan available pursuant to Paragraph 5(a) in which Executive was a participant at the time of the termination of Executive's employment under this Agreement (or such other medical coverage as the Company provides to its employees generally from time to time during such period).

Without limiting the remedies available to the Company for breach by Executive of Paragraph 7, if Executive violates the provisions of Paragraph 7 after the termination of Executive's employment with the Company in a manner reasonably determined by the Board to be injurious to the Company or any of its affiliates, then Executive will forfeit the right to any payments under this Paragraph 6 which are unpaid at the time such violation occurs.

          7. Covenant Not to Compete and Non-Disclosure.

          (a) For purposes of this Paragraph 7, the term "Company" will include the Company, Holdings, and each subsidiary or other affiliate of either of them, and each such entity is an express third party beneficiary of this Agreement; provided that the term "Company" will not include any affiliates of the Company who are affiliates of the Company solely by reason of being affiliates of ABRY.

          (b) During the term of Executive's employment pursuant to this Agreement and for a period of one (1) year thereafter, Executive covenants and agrees that Executive will not within any DMA (as determined from time to time by the A. C. Nielsen Company or its successor) in which the Company operates a television broadcast facility on the date that Executive's employment by the Company terminates (or in which the Company has agreed to acquire, or the Board has approved pursuing (and the Company has not abandoned) the acquisition of, a television broadcast facility on or prior to such date) whether directly or indirectly, with or without compensation,
     (x) enter into or engage in the business of television broadcasting, (y) be employed by, act as a consultant to, act as a director of or own beneficially five percent (5%) or more of any class of equity or debt securities of any corporation or other commercial enterprise in the business of television broadcasting, or (z) solicit or do any business with respect to television broadcasting with any then-existing customers of the Company. During the one (1) year after Executive's employment with the Company terminates, neither Executive nor any of Executive's affiliates will hire, solicit, employ or contract with respect to employment any officer or employee of the Company.

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          (c) Executive agrees to disclose promptly to the Company and does assign and agree to assign to the Company, free from any obligation to Executive, all Executive's right, title and interest in and to any and all ideas, concepts, processes, improvements and inventions made, conceived, written, acquired, disclosed or developed by Executive, solely or in concert with others, during the term of Executive's employment by the Company, which relate to the business, activities or facilities of the Company, or resulting from or suggested by any work Executive may do for the Company or at its request. Executive further agrees to deliver to the Company any and all drawings, notes, photographs, copies, outlines, specifications, memoranda and data relating to such ideas, concepts, processes, improvements and inventions, to cooperate fully during Executive's employment and thereafter in the securing of copyright, trademark or patent protection or other similar rights in the United States and foreign countries, and to give evidence and testimony and to execute and deliver to the Company all documents requested by it in connection therewith.

          (d) Except as expressly set forth below, Executive agrees, whether during Executive's employment pursuant to this Agreement or thereafter, except as authorized or directed by the Company in writing or pursuant to the normal exercise of Executive's responsibilities hereunder, not to disclose to others, use for Executive's or any other Person's benefit, copy or make notes of any confidential information or trade secrets or any other knowledge or information of or relating to the business, activities or facilities of the Company which may come to Executive's knowledge prior to or during Executive's employment pursuant to this Agreement or thereafter. Executive will not be bound to this obligation of confidentiality and nondisclosure if:

               (i) the knowledge or information in question has become part of the public domain by publication or otherwise through no fault of Executive;

               (ii) the knowledge or information in question is disclosed to the recipient by a third party and Executive reasonably believes such third party is in lawful possession of the knowledge or information and has the lawful right to make disclosure thereof; or

               (iii) Executive is required to disclose the information in question pursuant to applicable law or by a court of competent jurisdiction.

          (e) Upon termination of employment pursuant to this Agreement, Executive will deliver to the Company all records, notes, data, memoranda, photographs, models and equipment of any nature which are in Executive's possession or control and which are the property of the Company.

          (f) The parties understand and agree that the remedies at law for breach of the covenants in this Paragraph 7 would be inadequate and that the Company will be entitled to injunctive or such other equitable relief as a court may deem appropriate for any breach of these covenants. If any of these covenants will at any time be adjudged invalid to any extent by any court of competent jurisdiction, such covenant will be deemed modified to the extent necessary to render it enforceable.

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          8. Equity Interests. The parties agree that upon the closing of the initial public offering of the Company and the related reorganization of Holdings and the Company and certain of their subsidiaries (the initial public offering and the reorganization together, the "IPO"): (i) if Executive is then employed by the Company and its subsidiaries, Executive will be granted an option pursuant to the Company's 2003 Long-Term Incentive Plan (the "LTIP") to purchase 50,000 shares of the Company's Class A common stock (the "Class A Common") at an exercise price equal to the initial public offering price for the Class A Common; (ii) such option shall vest ratably over Executive's initial term of employment under this Agreement (which, for avoidance of doubt, is May 13, 2002 until May 12, 2007); and (iii) if the IPO has not closed by December 31, 2003, then Executive will be eligible, at the discretion of the CEO, to purchase equity interests of the Company on terms comparable to those pursuant to which other executive officers of the Company and its subsidiaries have purchased equity interests. From time to time following the closing of the IPO, Executive will be eligible for additional option grants pursuant to the LTIP, at the discretion of the Board. Additional options granted pursuant to the LTIP would vest over a five (5)-year period as may be determined under the LTIP.

          9. Entire Agreement. This instrument embodies the entire agreement between the parties hereto with respect to Executive's employment with the Company, and there have been and are no other agreements, representations or warranties between the parties regarding such matters.

          10. No Assignment. This Agreement will not be assigned by Executive without the prior written consent of the Company and any attempted assignment without such prior written consent will be null and void and without legal effect; provided that in the case of Executive's death or disability this Agreement may be enforced by Executive's executors, personal representatives or guardians, to the extent applicable. This Agreement will not be assigned by the Company without the prior written consent of Executive except to any other person or entity which may acquire or conduct the business of the Company and/or its subsidiaries.

          11. Notices. All notices, requests, demands and other communications hereunder will be deemed to have been duly given when (i) delivered by hand or if mailed, by certified or registered mail, with postage prepaid; (ii) hand delivered; or (iii) sent overnight mail or overnight courier:

          (a) If to Executive, then to G. Robert Thompson, 5737 Meadowhaven Drive, Plano, Texas 75093; or as Executive may otherwise specify by prior written notice to the Company; and

          (b) If to the Company, then to Nexstar Broadcasting Group, Inc., 909 Lake Carolyn Parkway, Suite 1450, Irving, TX 75039, Attention: Perry A. Sook or as the Company may otherwise specify by prior written notice to Executive.

          12. Amendment; Modification. This Agreement will not be amended, modified or supplemented other than in a writing signed by the parties hereto.

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          13. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument.

          14. Headings. The headings in the Paragraphs of this Agreement are inserted for convenience only and will not constitute a part of this Agreement.

          15. Severability. The parties agree that if any provision of this Agreement will under any circumstances be deemed invalid or inoperative, the Agreement will be construed with the invalid or inoperative provision deleted, and the rights and obligations of the parties will be construed and enforced accordingly.

          16. Governing Law. This Agreement will be governed by and construed in accordance with the internal law of the State of Delaware without giving effect to any choice of law or conflict provision or rule that would cause the laws of any jurisdiction other than the State of Delaware to be applied.

          17. Legal Fees. In the event of any litigated dispute between or among any of the parties to this Agreement, the reasonable legal fees and expenses of the party successful in such dispute (whether by way of a decision by a court or other tribunal) will be paid promptly by the unsuccessful party upon presentation by the successful party of an invoice therefor.

          18. Representations. Executive represents and warrants to the Company that Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity.

          19. Strict Construction. The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

          20. Binding Arbitration.

          (a) Generally. The arbitration procedures described in this Paragraph 20 will be the sole and exclusive method of resolving and remedying claims under this Agreement ("Disputes"); provided that nothing in this Paragraph 20 will prohibit a Person from instituting litigation to enforce any Final Arbitration Award. Except as otherwise provided in the Commercial Arbitration Rules of the American Arbitration Association as in effect from time to time (the "AAA Rules"), the arbitration procedures described in this Paragraph 20 and any Final Arbitration Award will be governed by, and will be enforceable pursuant to, the Uniform Arbitration Act as in effect in the State of Texas from time to time. "Person" for the purposes of this Agreement means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or any governmental entity.

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          (b) Notice of Arbitration. If a Person asserts that there exists a
     Dispute, then such Person (the "Disputing Person") will give each other Person involved in such Dispute a written notice setting forth the nature of the asserted Dispute. If all such Persons do not resolve any such asserted Dispute prior to the 10th business day after such notice is given, then any of them may commence arbitration pursuant to this Paragraph 20 by giving each other Person involved in such Dispute a written notice to that effect (an "Arbitration Notice"), setting forth any matters which are required to be set forth therein in accordance with the AAA Rules.

          (c) Selection of Arbitrator. The Persons involved in any Dispute will attempt to select a single arbitrator by mutual agreement. If no such arbitrator is selected prior to the 10th business day after the related Arbitration Notice is given, then an arbitrator which is experienced in matters of the type which are the subject matter of the Dispute will be selected in accordance with the AAA Rules.

          (d) Conduct of Arbitration. The arbitration will be conducted in the Irving, Texas metropolitan area under the AAA Rules, as modified by any written agreement among the Persons involved in the Dispute in question. The arbitrator will conduct the arbitration in a manner so that the final result, determination, finding, judgment or award determined by the arbitrator (the "Final Arbitration Award") is made or rendered as soon as practicable, and the Persons involved will use reasonable efforts to cause a Final Arbitration Award to occur within 90 days after the arbitrator is selected. Any Final Arbitration Award will be final and binding upon all Persons and there will be no appeal from or reexamination of any Final Arbitration Award, except in the case of fraud, perjury or evident partiality or misconduct by the arbitrator prejudicing the rights of such Persons or to correct manifest clerical errors.

          (e) Enforcement. A Final Arbitration Award may be enforced in any state or federal court having jurisdiction over the subject matter of the related Dispute.

          (f) Expenses. Each prevailing Person in any arbitration proceeding described in this Paragraph 20 will be entitled to recover from any non-prevailing Person(s) its reasonable attorneys' fees and disbursements and other out-of-pocket costs in addition to any damages or other remedies awarded to such prevailing Person, and the non-prevailing Person(s) also will be required to pay all other costs and expenses associated with the arbitration; provided that (i) if an arbitrator is unable to determine that one or more Persons are prevailing Person(s) in any such arbitration proceeding, then such costs and expenses will be equitably allocated by such arbitrator upon the basis of the outcome of such arbitration proceeding, and (ii) if such arbitrator is unable to allocate such costs and expenses in such a manner, then the costs and expenses of such arbitration will be paid one-half by the Company, on the one hand, and one-half by Executive, on the other hand, and each Person involved in such arbitration will pay the out-of-pocket expenses incurred by it. As part of any Final Arbitration Award, the arbitrator may designate the prevailing Person(s) for purposes of this Paragraph 20.

                                   * * * * * *

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                  IN WITNESS WHEREOF, the parties hereto have caused this
Agreement to be duly executed as of the day and year first above written.

                           /s/ G. Robert Thompson
                           -----------------------------------------------------
                           G. ROBERT THOMPSON


                           NEXSTAR BROADCASTING GROUP, INC.

                           By:  /s/ Perry A. Sook
                                ------------------------------------------------
                           Name: Perry A. Sook
                           Title: Chief Executive Officer